EXHIBIT 10.10


                           AMENDED AGREEMENT

It is agreed by and between Bion Environmental Technologies, Inc. ("Bion") and Centerpoint Corporation ("CPTX"), effective as of February 12, 2003, that the prior agreement dated February 12, 2003 (which was not ratified by the Board of Directors of either of Bion and CPTX) be amended to read as follows:

      1.  Bion shall:

          a) cancel all sums owed to Bion by CPTX as of February 12, 2003;
          b) return 1,000,000 warrants of CPTX for cancellation;
          c) use its best efforts to assist CPTX in the distribution of Bion common stock owned by CPTX (the "Shares") to CPTX's shareholders;
          d) provide (pursuant to existing agreements) the services of Bion's management personnel and staff, together with office space, through a date no earlier than 30 days after distribution of the Shares to CPTX's shareholders ; and
          e) advance to CPTX such sums as are reasonably needed to pay direct expenses related to distribution of the Shares and the holding of a CPTX shareholders' meeting.

     2. a) CPTX shall cancel all "ratchet" and "penalty" provisions in existing agreements between Bion and CPTX ; and
          b) to the extent that CPTX acquires any Bion securities from OAM S.p.A., CPTX agrees to cancel all "ratchet" and "penalty" provisions related to such securities; and
          c) use its best efforts to distribute the Shares to its shareholders.

     3. Bion and CPTX each agrees to take all necessary actions, including, without limitation, execution of additional documents, as may be reasonably needed to carry out the purposes of this Amended Agreement.


Bion Environmental Technologies, Inc.     Centerpoint Corporation


By: /s/ Mark Smith, President             By: /s/ Mark Smith, President
    ---------------------------------         ------------------------------
      Authorized Officer                        Authorized Officer

Dated: April 23, 2003                     Dated: April 23, 2003